Exhibit 10.23

FERRELLGAS, INC.

7500 COLLEGE BOULEVARD

OVERLAND PARK, KS 66213

April 24, 2020

VIA ELECTRONIC MAIL AND FEDERAL EXPRESS

Tamria Zertuche

[Personal Contact Information

Intentionally Omitted] [TamriaZertuche@ferrellgas.com]

RE:Change in Control Retention Bonus

Dear Tamria,

To induce you to remain employed with Ferrellgas, Inc. (the “Company”), the Company is pleased to offer you an opportunity to earn a Change in Control retention bonus, as described in this letter agreement, in the event a Change in Control were to occur between the date of this letter (the “Effective Date”) and April 30, 2021 (the “Expiration Date”).

In recognition of your continued service with the Company commencing on the Effective Date through the date of consummation of a Change in Control if a Change in Control were to occur  on or prior to the Expiration Date (the “Retention Period”), the Company will pay you a Change in Control retention bonus in the amount of $600,000 (base compensation rate of $400,000 X 1.5), less all applicable withholdings and deductions required by law, subject to your satisfaction of the requirements specified herein (the “Change in Control Retention Bonus”).  As used herein, the term “Change in Control” is defined in Appendix A attached hereto and made a part hereof.

You will be eligible to receive the Change in Control Retention Bonus only if (i) a Change in Control were to occur during the Retention Period, and (ii) if you are actively employed on a continuous basis by the Company through the date of consummation of a Change in Control that occurs during the Retention Period.

If you are eligible to receive the Change in Control Retention Bonus, it will be paid to you in a one lump sum cash payment on the Company’s first regularly scheduled pay date coinciding with or immediately following the date of consummation of a Change in Control.

Your employment with the Company remains at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.  If your employment terminates for any reason during the Retention Period prior to the date of consummation of a Change in Control, no Change in Control Retention Bonus will be paid to you.

This letter agreement contains all of the understandings and representations between the Company and you relating to the potential Change in Control Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus.  This letter agreement may not be amended or modified unless in writing signed by both the Company and you.  This letter agreement, for all purposes, shall be construed in accordance with the laws of the State of Kansas without regard to conflicts-of-law principles.

Very truly yours,
Ferrellgas, Inc.

By:
Name:
Title:

Agreed to and accepted:

By:
Tamria Zertuche

Date:

APPENDIX A

A “Change in Control” shall be deemed to mean the first of the following events to occur after the Effective Date and on or prior to the Expiration Date:

(a)any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, but excluding (i) the Company or any of its direct or indirect subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 33% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or

(b)the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity regardless of which entity is the survivor, other than (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the then outstanding voting securities of such surviving entity or any parent thereof, calculated immediately after such merger or consolidation or (ii) a merger or consolidation that would result in one or more Related Parties owning more than 50% of the combined voting power of the then outstanding voting securities of the surviving entity or any parent thereof; or

(c)the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, provided, however, that a sale of the Company's search business shall not constitute a Change in Control, regardless of whether stockholders approve the transaction; and provided, further, that, no sale of all or substantially all the Company’s assets shall constitute a Change-in-Control if the sale is to a Related Party; or

(d)the majority of the seats (other than vacant seats) on the Board of Directors (or similar governing body) of the Company (or its direct or indirect parent holding company) ceases to be occupied by Persons who either (i) were members of the Board of Directors of the Company (or its direct or indirect parent holding company) as of the Effective Date; or (ii) subsequently became a director of the Company and whose initial election or initial nomination for election by the Company’s shareholders was approved by a majority of the Continuing Directors then on the Board of Directors of the Company.  For purposes of this Agreement, the term “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, and who (i) was a member of the Board of Directors on the Effective Date; or (ii) subsequently becomes a member of the Board of Directors, if such person’s nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

(e)Ferrell Companies, Inc. ceases to beneficially own and control, directly or indirectly, at least 51% on a fully diluted basis of the aggregate economic interests in the capital stock of the Company;

(f)The Company ceases to be the General Partner with power to manage and control either or both of Ferrellgas Partners, LP and Ferrellgas LP; or

(g)Ferrellgas Partners, LP shall cease to beneficially own and control, directly or indirectly,100% on a fully diluted basis of the aggregate limited partnership interests in Ferrellgas, LP; or

(h)Any “change of control” or similar event shall occur under, and as defined in or set forth in, the documents evidencing or governing any Indebtedness of the Company, Ferrellgas Partners, LP or Ferrellgas, LP.

“Related Party” means any of the following:

(a)any immediate family member or lineal descendent of James E. Ferrell;

(b)any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consists of any one or more of James E. Ferrell or such other Persons referred to in the immediately preceding clause (1);

(c)the Ferrell Companies, Inc. Employee Stock Ownership Trust (the “FCI ESOT”)

(d)any participant in the FCI ESOT whose account has been allocated shares of Ferrell Companies, Inc.

(e)Ferrell Companies, Inc.; or

(f)Any subsidiary of Ferrell Companies, Inc.